Press

Release

Contact:Mark E. Patten, Sr. Vice President and CFO

mpatten@ctlc.com

Phone:(386) 944-5643

Facsimile:(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2016 EARNINGS OF $1.44 PER SHARE

DAYTONA BEACH, FLORIDA, October 19, 2016. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter and nine months ended September 30, 2016.

OPERATING RESULTS

Operating results for the quarter ended September 30, 2016 (as compared to the same period in 2015):

•	Net income was $1.44 per share, an increase of $1.08 per share
•	Operating income was approximately $15.9 million, an increase of approximately $10.7 million
•	Revenue from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2015 ($000’s)	vs Same Period in 2015 (%)
Income Properties	$ 6,022	$ 987	19.6%
Interest Income from Commercial Loan Investments	534	(12)	-2.3%
Real Estate Operations	4,644	2,895	165.6%
Golf Operations	1,001	52	5.5%
Agriculture & Other Income	10	(9)	-46.7%
Total Revenues	$ 12,211	$ 3,913	47.2%

Operating results for the nine months ended September 30, 2016 (as compared to the same period in 2015):

•	Net income was $1.96 per share, an increase of $1.50 per share
•	Operating income was approximately $27.0 million, an increase of approximately $18.2 million
•	Revenue from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Nine Months ($000’s)	vs Same Period in 2015 ($000’s)	vs Same Period in 2015 (%)
Income Properties	$ 18,484	$ 5,057	37.7%
Interest Income from Commercial Loan Investments	2,050	233	12.9%
Real Estate Operations	18,979	15,003	377.3%
Golf Operations	3,878	(57)	-1.5%
Agriculture & Other Income	48	(11)	-18.8%
Total Revenues	$ 43,439	$ 20,225	87.1%

OTHER HIGHLIGHTS

Other highlights for the quarter ended September 30, 2016 include the following:

•	Repurchased 50,678 shares of the Company’s stock for approximately $2.5 million at an average purchase price of $49.05 per share;
•	Book value increased by $2.18 per share to approximately $24.99 per share as of September 30, 2016, an increase of approximately 9.6% versus December 31, 2015; and
•

As of September 30, 2016: (i) total cash was approximately $12.1 million including approximately $3.1 million of restricted cash related to 1031 exchange transactions; (ii) total debt (including the convertible notes at face value) to total enterprise value (total debt plus equity market capitalization), net of total cash, was approximately 29.7%; and available borrowing capacity on our credit facility totaled approximately $58.8 million, subject to borrowing base requirements.

Income Property Portfolio Update

Portfolio Summary

The Company’s income property portfolio consisted of the following as of September 30, 2016:

Property Type	# of Properties	Annualized Revenue ($000’s)	Avg Years Remaining on Lease
Single-Tenant	21	$ 13,100	9.7
Multi-Tenant	8	5,700	5.4
Total / Wtd. Avg.	29	$ 18,800	8.7

As reported in a press release dated October 17, 2016, the Company completed the acquisition of a multi-tenant office property in Santa Clara, California for approximately $30 million. Including this acquisition, the Company, year-to-date, has completed the acquisition of nine income properties for an aggregate purchase price of approximately $79.8 million at a weighted average cap rate of approximately 6.14%.

During the quarter, the Company completed the disposition of one single-tenant income property and a portfolio of 14 single-tenant income properties. In aggregate, the sales price for these dispositions totaled approximately $54.6 million, with a gain of approximately $11.5 million reflecting a blended exit cap rate of approximately 5.00%. A portion of the proceeds from these sales was utilized in connection with the income property acquisitions during the quarter, and the remaining proceeds are expected to be used for future acquisitions as part of one or more Section 1031 like-kind exchange transactions. Year-to-date, the Company has completed the disposition of 19 income properties with an aggregate sales price of approximately $74.3 million and net gains of approximately $11.7 million.

Real Estate Operations Update

Land Sales

As reported in a press release dated October 14, 2016, the Company sold approximately 17 acres of land at a sales price of approximately $3.0 million, or approximately $174,000 per acre, resulting in an estimated gain at closing of approximately $2.7 million, or approximately $0.29 per share after tax. The land is located on the west side of Interstate 95 on Tomoka Farms Road just south of the soon to open CarMax dealership.

During the quarter ended September 30, 2016, the Company recognized a total gain of approximately $2.9 million based on percentage-of-completion accounting for the land sales transactions closed in the fourth quarter of 2015 and in the first quarter of 2016 in the area referred to as the Tomoka Town Center (the “Town Center”). The revenue recognized and resulting gain relates to the progress in completing the infrastructure improvements at the Town Center, currently estimated at approximately 95% complete, which improvements are expected to be completed before the end of November 2016.

The Town Center percentage-of-completion summary is as follows:

Purchaser	Revenue Recognized in Q3 2016 (1)	Gain Recognized in Q3 2016 (2)	Revenue Recognized YTD Q3 2016 (1)	Gain Recognized YTD Q3 2016 (2)	Deferred Revenue as of September 30, 2016 (3)
Tanger Outlet	$ 1,553,551	$ 1,250,016	$ 6,682,681	$ 5,356,247	$ 393,546
Sam's Club	796,397	655,273	3,423,880	2,807,171	130,463
NADG - First Parcel	989,346	698,832	4,258,592	2,989,057	283,751
NADG - Outparcel	314,462	264,409	2,089,796	1,811,018	109,802
Total Town Center Sales	$ 3,653,756	$ 2,868,530	$ 16,454,949	$ 12,963,493	$ 917,562

(1)

The revenue recognized in each quarter consists of revenue from a portion of the sales price that was previously deferred and revenue from expected reimbursements, as the infrastructure work is completed.

(2)	The gain recognized in each quarter consists of revenue less the allocated cost basis of the infrastructure costs, as the infrastructure work is completed.
(3)

The total revenue remaining to be recognized for the above land transactions includes the above approximately $918,000 of deferred revenue plus an estimated approximately $191,000 of revenue related to the reimbursement of the infrastructure costs to be incurred through completion of the work, less the estimated remaining cost basis of approximately $241,000.

Land Pipeline Update

As of October 14, 2016, the Company’s pipeline of potential land sales transactions included the following eight definitive purchase and sale agreements with seven different buyers, representing approximately 39% of our land holdings:

	Contract (or Buyer)/Parcel	Acres	Contract Amount ($000's)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Commercial/Retail	4	$ 1,175	$ 294,000	‘18
2	Mixed-Use Retail	22	5,574	253,000	‘17
3	Mixed-Use Retail (NADG)	82	20,187	248,000	’17 - ‘18
4	Commercial/Retail	6	1,470	245,000	‘17
5	AR Residential (Minto)	1,581	28,651	18,000	’16 – ‘17
6	AR Residential (Minto)	1,686	31,360	19,000	’18 – ’19
7	SF Residential (ICI)	600	9,000	15,000	’16 – ‘17
8	SF Residential	73	1,050	14,000	‘17
	Totals	4,054	$ 98,467	$ 24,000

As noted above, all of these agreements contemplate closing dates ranging from the fourth quarter of 2016 through fiscal year 2018, and the Company expects some of the transactions to close in 2016, although the buyers are not contractually obligated to close until after 2016. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Minto Communities

One of the definitive sales contracts is with an affiliate of Minto Communities for Minto’s development of Oasis Daytona, a 3,400-unit master planned age-restricted resort-style community on a 1,586-acre parcel (the “Minto Parcel”) of the Company’s land holdings west of Interstate 95 (the “First Minto Transaction”). The First Minto Transaction was originally executed in May 2014. On September 27, 2016, the Company sold approximately 4.5 acres (the “Sales Center Site”) included in the Minto Parcel to Minto for a purchase price of approximately $205,000, or approximately $46,000 per acre.  Minto has begun construction on the Sales Center Site to build the sales center for Oasis Daytona. In addition, during the quarter, the Company agreed to a price reduction of $1.0 million for the remaining 1,581 acres in the First Minto Transaction to reflect the estimated costs Minto will incur in connection with the wetlands restoration program the Company agreed to in its settlement with governmental environmental agencies regarding the Company’s agricultural activities prior to 2012. The First Minto Transaction provides for recourse seller financing, which if Minto elects to utilize will require the Company to monetize the seller financing note within 180 days of closing to effectuate a 1031 exchange transaction for the total amount of the land transaction proceeds.

Subsurface Interests Update

Sale of Portfolio of Subsurface Interests

On April 13, 2016, the Company entered into a purchase and sale agreement with an affiliate of Land Venture Partners, LLC (“LVP”) for the sale of its approximately 500,000 acres of subsurface interests (the “Interests”), including the royalty interests in two operating oil wells in Lee County, Florida and its interests in the oil exploration lease with Kerogen Florida Energy Company LP, for a sales price of approximately $24 million (the “Subsurface Sale”). The Subsurface Sale agreement was subsequently amended to allow for certain portions of the Interests to be excluded from the Subsurface Sale and retained by the Company, with a corresponding reduction in transaction price. The agreement currently contemplates a closing of the Subsurface Sale prior to year-end 2016.

Subsequent to September 30, 2016, LVP provided the Company with a proposal to significantly reduce the Interests covered by the Subsurface Sale. The Company is currently reviewing LVP’s submission and intends to formalize a response in the near term.

Financial Results

Revenue

Total revenue for the quarter ended September 30, 2016 increased to approximately $12.2 million, as compared to approximately $8.3 million during the same period in 2015. This increase was primarily the result of the following:

•

An increase in revenue from our real estate operations of approximately $2.9 million, reflecting approximately $3.7 million in revenue from the percentage-of-completion revenue recognition noted earlier and the final incentive payment related to the distribution center land sale in 2014 as compared to approximately $1.0 million in land sales in the same period in 2015; and

•

An increase in revenue from our income property operations of approximately $987,000 reflecting approximately $1.0 million of incremental rent revenue due to the addition of the 245 Riverside Avenue property, acquired in July 2015, and the Wells Fargo property, acquired in November 2015, offset by a reduction of approximately $634,000 in single-tenant rent revenue due to recent dispositions. Included in the increased revenue during the quarter ended September 30, 2016 is approximately $559,000 in non-cash revenue related to the accretion of the below-market lease intangible primarily attributable to the Wells Fargo property.

Total revenue for the nine months ended September 30, 2016 increased approximately $20.2 million to approximately $43.4 million, as compared to approximately $23.2 million during the same period in 2015. This increase was primarily the result of the following:

•

An increase in revenue from our real estate operations of approximately $15.0 million reflecting approximately $16.5 million in revenue from the percentage-of-completion revenue recognition noted earlier and the final incentive payment related to the distribution center land sale in 2014 as compared to approximately $1.9 million in land sales in the same period in 2015; and

•

An increase in revenue from our income property operations of approximately $5.1 million, reflecting approximately $4.5 million of incremental rent revenue due to the addition of the 245 Riverside and Wells Fargo properties, offset by a reduction of approximately $1.3 million in single-tenant rent revenue due to recent dispositions. Included in the increased revenue during the nine months ended September 30, 2016 is approximately $1.7 million in non-cash revenue related to the accretion of the below-market lease intangible primarily attributable to the Wells Fargo property.

Net Income

Net income for the quarter ended September 30, 2016 was approximately $8.2 million, compared to approximately $2.1 million in the same period in 2015. Net income per share for the quarter ended September 30, 2016 was $1.44 per share, as compared to $0.36 per share during the same period in 2015, an increase of $1.08 per share.

Our results in the third quarter of 2016 reflected the following:

•	Approximately $2.9 million in gains from the aforementioned percentage-of-completion revenue recognition on the Town Center land sales;
•

An increase of net operating income (revenue less the direct cost of revenues) from our income property operations of approximately $554,000 and gains from the disposition of income properties during the quarter that exceeded gains from dispositions in the same period in 2015 by approximately $7.7 million;

•	An increase in depreciation and amortization of approximately $528,000 resulting from the growth in our income property portfolio; and
•

An increase in interest expense of approximately $562,000 reflecting our increased fixed rate debt, the write off of approximately $367,000 of unamortized loan costs related to the $23.1 million mortgage assumed by the buyer of the 14 property portfolio sale and a smaller balance outstanding on our credit facility.

Net income for the nine months ended September 30, 2016 was approximately $11.2 million, compared to approximately $2.7 million in the same period in 2015. Net income per share for the nine months ended September 30, 2016 was $1.96 per share, as compared to $0.46 per share during the same period in 2015, an increase of $1.50 per share.

Our results in the nine months ended September 30, 2016 reflected the following:

•	Approximately $13.0 million in gains from the aforementioned percentage-of-completion revenue recognition on the Town Center land sales;
•

An increase of net operating income (revenue less the direct cost of revenues) from our income property operations of approximately $3.6 million and gains from the disposition of income properties during the nine months ended September 30, 2016 that exceeded the same period in 2015 by approximately $9.1 million;

•

The recognition of impairment charges of approximately $2.2 million related to a charge of approximately $1.2 million in connection with the sales of income properties in Sebring, Florida and Altamonte Springs, Florida which were sold in April and September 2016, respectively, and impairment charges recognized on certain land sales contracts of approximately $1.0 million in 2016;

•	An increase in depreciation and amortization of approximately $2.2 million resulting from the growth in our income property portfolio;
•

An increase in general and administrative expenses of approximately $2.4 million primarily due to an increase in non-cash stock compensation expense of approximately $1.5 million, of which approximately $1.6 million is related to the acceleration of stock compensation expense in connection with the cancellation of certain grants in the first quarter of 2016, and increased legal costs of approximately $1.2 million, primarily related to certain shareholder matters; and

•	An increase in interest expense of approximately $1.9 million reflecting our increased fixed rate debt and smaller balance outstanding on our credit facility.

Review of 2016 Guidance

The following summary provides a review of the Company’s guidance for the year ending December 31, 2016 compared to the operating results and leverage through the nine months ended September 30, 2016 and the investment and disposition activity and land transactions through the date of this earnings release:

	2016 Guidance	YTD Q3 2016
Reported Earnings Per Share (1)	$2.75-$3.00/share	$1.96/share
Acquisition of Income-Producing Assets	$70mm - $85mm	$79.8mm
Target Investment Yields (Initial Yield – Unlevered)	6% - 8%	6.14%
Disposition of Non-Core Income Properties (2)	$15.0mm - $25mm	$22.7mm
Target Disposition Yields (2)	7% - 10%	8.2%
Land Transactions (Sales Value)	$25mm - $35mm	$5.4mm
Leverage Target (as % of Total Enterprise Value)	<40%	29.7%

(1)

Earnings per share guidance provided in February 2016 excluded the gain on the disposition of the Portfolio Sale which equaled $1.20 per share, therefore, for comparison to the Company’s earnings per share guidance, the earnings per share would equal $0.76 per share

(2)	Excludes Portfolio Sale

Governance and Compensation Policy Actions

During the quarter ended September 30, 2016, as part of its initiatives regarding governance and compensation policies, the Company’s Board of Directors completed the following actions:

•	Board composition. Appointed Laura M. Franklin as a director and added Ms. Franklin to the Board’s Audit Committee and Compensation Committee.

•	Stock ownership requirements. Adopted and the following policies:

i.	require the Company’s chief executive officer to own Company stock in an amount equal to at least six times his or her base salary;
ii.	prohibit directors and executive officers of the Company from pledging the shares of Company stock they own or having margin loans secured by the shares of Company stock they own; and
iii.	require directors of the Company to own Company stock in an amount equal to five times their annual cash retainer.

•	Compensation policies. Adopted the following policies:
i.	added a minimum holding period requirement for net equity grants until applicable stock ownership requirements are satisfied;
ii.	expressly prohibited the Company from exchanging underwater incentive stock options for cash; and
iii.	expanded the Company’s claw-back provisions to cover all incentive compensation, including cash.

•

Shareholder feedback on say-on-pay vote.  The Company and its Compensation Committee have begun one-on-one personal outreach meetings with the Company’s shareholders to obtain feedback regarding the Company’s executive compensation program.

On October 19, 2016, A. Chester Skinner, III notified the Company of his intention not to stand for re-election to the Board of Directors when his current term expires at the Company’s 2017 annual meeting of shareholders. Mr. Skinner currently serves on the Audit Committee and the Governance Committee of the Board. Mr. Skinner’s decision not to stand for re-election did not relate to any disagreement with the Company.  Mr. Skinner will remain a member of the Company’s Board of Directors until the Company’s 2017 annual meeting of shareholders.

The Board approved a quarterly dividend of $0.04 for shareholders of record on November 10, 2016, to be paid on November 30, 2016.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We’re pleased with our strong results for the quarter and our liquidity position at quarter end,  with more than $9 million in cash, approximately $3.1 million in restricted cash available to reinvest, and the borrowing capacity available under our credit facility which equals nearly $59 million as of quarter end.” Mr. Patten continued, “While we remain optimistic in our ability to achieve our full year 2016 guidance for earnings, that objective reflects the level of closed land sales in our guidance.”

John P. Albright, president and chief executive officer, stated, “We are pleased with the pace of execution of our business plan, however, our major land transactions we anticipate closing before the end of the year are almost entirely dependent on the permitting process, whose timing is out of the control of the Company and our buyers.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including over 1.6 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for the year ended December 31, 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future Company actions and developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, the completion of 1031 transactions, and the permitting processes for certain land transactions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2016	December 31, 2015
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$ 241,841,215	$ 268,970,875
Golf Buildings, Improvements, and Equipment	3,450,342	3,432,681
Other Furnishings and Equipment	1,062,472	1,044,139
Construction in Progress	2,519,706	50,610
Total Property, Plant, and Equipment	248,873,735	273,498,305
Less, Accumulated Depreciation and Amortization	(15,016,672)	(16,242,277)
Property, Plant, and Equipment—Net	233,857,063	257,256,028
Land and Development Costs ($11,613,782 and $11,329,574 Related to Consolidated VIE as of September 30, 2016 and December 31, 2015, respectively)	58,460,992	53,406,020
Intangible Lease Assets—Net	31,002,084	20,087,151
Assets Held for Sale	—	—
Impact Fee and Mitigation Credits	4,062,228	4,554,227
Commercial Loan Investments	23,960,467	38,331,956
Cash and Cash Equivalents	9,041,486	4,060,677
Restricted Cash	6,643,732	14,060,523
Investment Securities	—	5,703,767
Refundable Income Taxes	1,931,359	858,471
Other Assets	8,584,059	6,034,824
Total Assets	$ 377,543,470	$ 404,353,644
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$ 1,761,159	$ 1,934,417
Accrued and Other Liabilities	8,117,733	8,867,919
Deferred Revenue	3,031,700	14,724,610
Intangible Lease Liabilities - Net	30,919,973	31,979,559
Accrued Stock-Based Compensation	52,154	135,554
Deferred Income Taxes—Net	48,835,542	39,526,406
Long-Term Debt	135,553,756	166,796,853
Total Liabilities	228,272,017	263,965,318
Commitments and Contingencies
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,018,816 shares issued and 5,745,514 shares outstanding at September 30, 2016; 6,068,310 shares issued and 5,908,437 shares outstanding at December 31, 2015	5,911,812	5,901,510
Treasury Stock – 273,302 shares at September 30, 2016; 159,873 shares at December 31, 2015	(13,350,705)	(7,866,410)
Additional Paid-In Capital	20,118,710	16,991,257
Retained Earnings	131,144,058	120,444,002
Accumulated Other Comprehensive Loss	(225,240)	(688,971)
Total Consolidated-Tomoka Land Co. Shareholders' Equity	143,598,635	134,781,388
Noncontrolling Interest in Consolidated VIE	5,672,818	5,606,938
Total Shareholders’ Equity	149,271,453	140,388,326
Total Liabilities and Shareholders’ Equity	$ 377,543,470	$ 404,353,644

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Revenues
Income Properties	$ 6,021,331	$ 5,034,090	$ 18,483,654	$ 13,426,817
Interest Income from Commercial Loan Investments	534,212	546,640	2,050,507	1,816,834
Real Estate Operations	4,643,646	1,748,398	18,979,164	3,976,340
Golf Operations	1,001,368	949,083	3,877,923	3,935,076
Agriculture and Other Income	10,388	19,504	48,070	59,181
Total Revenues	12,210,945	8,297,715	43,439,318	23,214,248
Direct Cost of Revenues
Income Properties	(1,430,642)	(997,760)	(3,811,389)	(2,321,493)
Real Estate Operations	(1,257,183)	(316,613)	(4,638,865)	(1,221,189)
Golf Operations	(1,302,920)	(1,355,469)	(4,154,684)	(4,201,313)
Agriculture and Other Income	(52,894)	(51,484)	(153,599)	(149,830)
Total Direct Cost of Revenues	(4,043,639)	(2,721,326)	(12,758,537)	(7,893,825)
General and Administrative Expenses	(1,821,827)	(2,778,960)	(8,518,410)	(6,123,603)
Impairment Charges	—	—	(2,180,730)	(510,041)
Depreciation and Amortization	(1,945,460)	(1,417,129)	(5,818,386)	(3,644,620)
Gain on Disposition of Assets	11,479,490	3,763,140	12,842,438	3,781,329
Total Operating Expenses	3,668,564	(3,154,275)	(16,433,625)	(14,390,760)
Operating Income	15,879,509	5,143,440	27,005,693	8,823,488
Investment Income (Loss)	2,531	170,466	(561,162)	395,743
Interest Expense	(2,454,390)	(1,892,145)	(6,700,593)	(4,847,081)
Income Before Income Tax Expense	13,427,650	3,421,761	19,743,938	4,372,150
Income Tax Expense	(5,281,646)	(1,349,480)	(8,624,727)	(1,721,896)
Net Income	8,146,004	2,072,281	11,119,211	2,650,254
Less: Net Loss (Income) Attributable to Noncontrolling Interest in Consolidated VIE	15,010	7,590	36,964	7,590
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 8,161,014	$ 2,079,871	$ 11,156,175	$ 2,657,844

Per Share Information:
Basic
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 1.44	$ 0.36	$ 1.96	$ 0.46
Diluted
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 1.44	$ 0.36	$ 1.95	$ 0.45
Dividends Declared and Paid	$ 0.04	$ —	$ 0.08	$ 0.04